Registration No. 333-138137

Registration No. 33-98872

Filed December 30, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-138137

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 33-98872

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKVALE FINANCIAL CORPORATION

(Exact Name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	25-1556590
(State of incorporation)	(IRS Employer Identification No.)

4220 William Penn Highway

Monroeville, Pennsylvania 15146

(Address of principal executive offices, including zip code)

Parkvale Financial Corporation Amended and Restated 2004 Stock Incentive Plan

Parkvale Financial Corporation 1993 Key Employee

Stock Compensation Program

Parkvale Financial Corporation 1993 Directors’ Stock Option Plan

(Full Title of the Plans)

With a copy to:

Robert J. McCarthy, Jr. President and Chief Executive Officer Parkvale Financial Corporation 4220 William Penn Highway Monroeville, Pennsylvania 15146 (412) 373-7200	Gerald F. Heupel, Jr., Esq. Hugh T. Wilkinson, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W Washington, D.C. 20005 (202) 347-0300

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement 333-138137 registering 279,000 shares of common stock, $1.00 par value per share (the “Common Stock”), of Parkvale Financial Corporation (the “Company”) for the Company’s Amended and Restated 2004 Stock Incentive Plan; and

•

Registration Statement 33-98872 registering an aggregate of 333,984 shares of Common Stock of the Company for the Company’s 1993 Key Employee Stock Compensation Program and the Company’s 1993 Directors’ Stock Option Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 15, 2011, by and between the Company and F.N.B. Corporation (“FNB”), the Company is being merged with and into FNB, effective as of 12:01 a.m. on January 1, 2012 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into and exchangeable for the right to receive 2.178 shares of FNB common stock, par value $0.01 per share; provided, however that cash will be issued in lieu of fractional shares.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Monroeville, Commonwealth of Pennsylvania, on December 30, 2011.

PARKVALE FINANCIAL CORPORATION

/s/ Robert J. McCarthy, Jr.
By:	Robert J. McCarthy, Jr. President and Chief Executive Officer